AMENDMENT NO. 2
TO THE
SECOND AMENDED AND RESTATED
SWIFT ENERGY COMPANY
2005 STOCK COMPENSATION PLAN
SWIFT ENERGY COMPANY, a Texas corporation (the “Company”), pursuant to the authority granted in Section 14(b) of the Second Amended and Restated Swift Energy Company 2005 Stock Compensation Plan (the “Plan”), hereby amends the Plan, effective as of May 20, 2015, as follows:
W I T N E S S E T H:
WHEREAS, the Plan provides for the maximum aggregate number of shares of the Company’s common stock in respect of which Awards may be granted under the Plan as 9,550,000 shares (“Plan Maximum”); and
WHEREAS, for purposes of Internal Revenue Code Section 162(m) (“Code Section 162(m)”), Section 5(c) of the Plan provides a cap on the maximum number of shares for which a Participant may be granted Awards settled in or measured by shares during a single calendar year, as well as a maximum cash value of Awards denominated in cash for which a Participant may be granted Awards during a single calendar year; and
WHEREAS, the Board of Directors of the Company and the requisite number of the Company’s shareholders at the May 19, 2015 Annual Meeting of Shareholders have approved:

(a)	that the Plan Maximum be increased by up to an additional 1,000,000 shares; and

(b)
that, for purposes of Code Section 162(m), the limit on Awards granted to any Participant in a single calendar year under Section 5(c) of the Plan be amended to a maximum for (i) awards measured by or settled in shares of 400,000 shares and (ii) awards measured by or settled in cash of $5,000,000.

NOW, THEREFORE, the Plan shall read as follows:

1.	Existing Section 5(b) of the Plan shall remain in its entirety except that “9,550,000” shall be deleted and “10,550,000” shall be substituted in its place.

2.	The first paragraph of existing Section 5(c) shall be replaced in its entirety with the following:
“Subject to the provisions of Section 12 of the Plan, the following limitations shall apply to any Awards made here under:

a.
no Participant may be granted, during any calendar year, Stock Options, SARs or Restricted Awards (including Stock Options, SARs, Restricted Stock Grants and Restricted Unit Grants granted as Performance Bonus Awards) covering or measured by more than 400,000 shares of Common Stock; and

b.
no Participant may be granted any award denominated in cash (“Cash Award”) (including Cash Awards that are granted as Performance Bonus Awards) in any calendar year having a value determined on the date of grant in excess of $5,000,000.

In general, each Award will only be subjected to a single limitation, set forth above in either clause (a) or (b). However, a Participant may be granted Awards in combination such that portions of the Award are subject to differing limitations, in which event each portion of the combination Award is subject only to a single appropriate limitation in either clause (a) or (b) above. For example, if a Participant is granted an Award that is in part a Restricted Award and in part a Cash Award, then the Stock Award shall be subject only to the limitation in clause (a) and the Cash Award shall be subject only to the limitation in clause (b).
This limitation shall be construed so as to comply with Section 162(m) of the Code whenever applicable. The limitations set forth in this Section 5(c) shall be subject to adjustment under Section 12 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code unless the Committee determines otherwise.”

3.	Except as amended hereby, the Plan shall remain in full effect.
IN WITNESS WHEREOF, the Plan is amended effective as of the day and year first above written.

SWIFT ENERGY COMPANY
By:	/s/ Alton D. Heckaman, Jr.
Alton D. Heckaman, Jr. EVP & Chief Financial Officer

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